EXECUTION VERSION

AMENDMENT NO. 1 AND CONSENT NO. 1 TO CREDIT AGREEMENT

Amendment No. 1 and Consent No. 1, dated as of April 30, 2009 (this “Amendment”), to the Credit Agreement, dated as of September 4, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation (the “Borrower”), the Banks and other lending institutions party thereto, and State Street Bank and Trust Company, as agent (the “Agent”).

RECITALS

I.           Capitalized terms used herein and not herein defined shall have the meanings set forth in the Credit Agreement.

II.           As described in the Proxy Statement, dated April 4, 2009, and filed by the Borrower with the Securities and Exchange Commission (the “Proxy Statement”), Lehman Brothers Holdings Inc. (“LBHI”) has entered into an agreement (the “Purchase Agreement”) to sell, among other things, a controlling interest in the Investment Adviser.  Under the Purchase Agreement, LBHI will sell substantially all of the following (collectively, the “NB Investment Business”): the “Neuberger Berman” business and the fixed income business and certain alternative asset management businesses of LBHI’s “Investment Management Division” (including, without limitation, all of the equity interests in the Investment Adviser) to Neuberger Berman Group LLC, a Delaware limited liability company (“Newco”).  At the time of such sale, fifty-one percent (51%) of the common units of Newco would be owned, directly or indirectly, by members of the NB Group, and the remainder of the common units of Newco would be held by LBHI (the “Proposed Acquisition”).  For purposes hereof, “NB Group” means (a) as of the date of the consummation of the Proposed Acquisition, collectively, the existing portfolio managers of the NB Investment Business, Neuberger Berman’s management team and certain key members and senior professionals of the former Investment Management Division of LBHI, and (b) thereafter, collectively, (i) one or more Persons succeeding to the functions of any Person described in clause (a) above, and (ii) the portfolio managers of, the management team of, and key members and senior professionals of, the NB Investment Business from time to time.

III.           In connection with and as part of the Proposed Acquisition, Neuberger Berman Management LLC, a New York limited liability company (the “Existing Investment Adviser”) would transfer (the “Transfer”) substantially all of its investment management business to Neuberger Berman Management LLC, a Delaware limited liability company and a direct or indirect wholly-owned subsidiary of Newco (the “Replacement Investment Adviser”).  By law and agreement, the existing contract under which the Existing Investment Adviser provides investment advisory services to the Borrower (the “Existing IA Agreement”) would terminate upon consummation of the Proposed Acquisition and, substantially simultaneously therewith, the Borrower would enter into an interim investment advisory contract with the Replacement Investment Adviser (the “Interim IA Agreement”).

IV.           After the Proposed Acquisition, the stockholders of the Borrower would vote on whether or not the Borrower should enter into a new investment advisory contract with the

Replacement Investment Adviser (the “New IA Agreement”) and, accordingly, terminate the Interim IA Agreement.

V.           The Borrower has requested that the Banks consent to the replacement of the Existing Investment Adviser with the Replacement Investment Adviser, and agree to make certain amendments to the Credit Agreement as set forth herein, and all of the Banks are willing to do so on the terms and conditions set forth herein.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined terms therein in appropriate alphabetical order:

“First Amendment” means Amendment No. 1 and Consent No. 1, dated as of April 30, 2009, to this Agreement.

“NB Group Control Person” means any Person (a) greater than 50% of whose outstanding voting securities are directly or indirectly owned or held with power to vote, by members of the NB Group (as defined in the First Amendment), and (b) controlled by such members.  For purposes of this defined term, “control” means the power to exercise a controlling influence over the management or policies of a Person, and “controlled” shall have a correlative meaning.

2.           All Banks hereby (a) consent to (i) the termination of the Existing IA Agreement, (ii) the cessation of the Existing Investment Adviser as the investment adviser to the Borrower, (iii) the Transfer, (iv) the entry by the Borrower into the Interim IA Agreement, (v) the termination of the Interim IA Agreement, and (vi) the entry by the Borrower into the New IA Agreement (collectively, the “Transactions”), in each case notwithstanding anything in Section 6.01(j) or (k) of the Credit Agreement to the contrary, and (b) agree that the consummation of the Transactions will not cause an Event of Default under Section 6.01(j) or (k) of the Credit Agreement, provided in each case under clauses (a) and (b) above, that (X) the Borrower enters into the Interim IA Agreement with the Replacement Investment Adviser substantially simultaneously with the consummation of the Transactions referred to in clauses (i), (ii) and (iii) immediately above, and (Y) the Borrower enters into the New IA Agreement with the Replacement Investment Adviser substantially simultaneously with the termination of the Interim IA Agreement and, promptly thereafter, the Agent shall have received from the Borrower a manually signed certificate from the Secretary or Assistant Secretary of the Borrower in form and substance reasonably satisfactory to the Agent certifying to the receipt by the Borrower of requisite stockholder approval of the New IA Agreement in accordance with the Proxy Statement, and certifying and attaching true, correct and complete copies of (1) the resolutions of the Borrower authorizing the Borrower to enter into the New IA Agreement, and (2) the New IA Agreement.  Such consent and agreement is limited to the events described herein and shall not constitute a consent to or waiver of any other covenant or term contained in the Loan Documents, and shall not be deemed to be a continuing consent under, or waiver of, Section

6.01(j) or (k) of the Credit Agreement in connection with any other actions taken or omitted by the Borrower.

3.           Effective upon the receipt by the Agent of a certificate of an authorized officer of the Borrower certifying that the Proposed Acquisition has been consummated and attaching a true, correct and complete copy of the Interim IA Agreement:

(a) The definition of “Investment Adviser” contained in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Investment Adviser” means Neuberger Berman Management LLC, a Delaware limited liability company.

(b) Section 6.01(j) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(j)             (i) the Interim IA Agreement (as defined in the First Amendment) shall terminate unless, simultaneously therewith, the Borrower shall enter into the New IA Agreement (as defined in the First Amendment), (ii) the New IA Agreement shall terminate, or (iii) the Investment Adviser shall cease to be the investment adviser to the Borrower unless either (1) the successor thereto is an NB Group Control Person (as defined in the First Amendment), or (2) all of the Banks shall have consented thereto (such consent not to be unreasonably withheld or delayed); or

(c) Section 6.01(k) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(k)              the investment adviser of the Borrower shall (i) consolidate with or merge into any other Person, unless it is the survivor or such other Person is an NB Group Control Person, or (ii) sell or otherwise dispose of all or substantially all of its assets; or

4.           Paragraphs 1 through 3 of this Amendment shall not be effective unless and until the following conditions precedent shall have been satisfied (the “Amendment Effective Date”):

(a)           the Agent shall have received from the Borrower and each Bank either (i) a counterpart of this Amendment executed on behalf of each such party or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of this Amendment) that each such party has executed a counterpart of this Amendment;

(b)           the Agent shall have received from the Borrower a manually signed certificate from the Secretary or Assistant Secretary of the Borrower in form and substance reasonably satisfactory to the Agent attaching true, correct and complete copies of (i) the Proxy Statement, (ii) the resolutions of the

Borrower authorizing the Borrower to enter into the Interim IA Agreement, and (iii) the Charter Documents, with all amendments, restatements, supplements or other modifications thereto or certifying that there have been no amendments or modifications to the Charter Documents since September 4, 2008; and

(c)           the Agent shall have received all fees and other amounts due and payable by the Borrower on or prior to the Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket costs and expenses (including fees and disbursement of legal counsel to the Agent) required to be reimbursed or paid by the Borrower.

5.           The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, and (c) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower, no Default has occurred and is continuing.

6.           This Amendment may be executed in any number of counterparts, each of which shall be original and all of which shall constitute one agreement.  It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

7.           This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

8.           Except as modified hereby, the Credit Agreement shall in all other respects remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.

By: ___________________________________________________________
Name: _________________________________________________________
Title: __________________________________________________________

STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent

By: ___________________________________________________________
Name: _________________________________________________________
Title: __________________________________________________________